ADMINISTRATIVE AND TRANSFER AGENCY SERVICES AGREEMENT

    ADMINISTRATIVE AND TRANSFER AGENCY SERVICES AGREEMENT dated as of August 21, 2024, between Diamond Hill Securitized Credit Fund (the “Trust”), a Delaware statutory trust, and Diamond Hill Capital Management, Inc. (“DHCM”), an Ohio corporation.

    WHEREAS, the Trust has been organized to operate as a closed-end management investment company registered under the Investment Company Act of 1940 (the “Act”); and

    WHEREAS, the Trust has engaged DHCM to act as investment adviser to the Trust, and

    WHEREAS, the Trust wishes to retain DHCM to perform certain administrative and transfer agency services as hereinafter described on behalf of the Trust; provided, however, that DHCM is authorized at its own expense to contract with other service providers to perform any or all of the administrative and transfer agency services hereinafter described; and

    WHEREAS, DHCM wishes to provide, or arrange for the provision of, such services to the Trust under the conditions set forth below;

    NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and DHCM agree as follows:

    1.    Employment. The Trust, being duly authorized, hereby employs DHCM to perform the services described in this Agreement. DHCM shall perform such services upon the terms and conditions hereinafter set forth. Any services undertaken by DHCM pursuant to this Agreement, as well as any other activities undertaken by DHCM on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

    2.    Trust Administration and Fund Accounting. DHCM shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its administrative services. DHCM shall at all times conform to: (i) all applicable provisions of the Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the Act as amended from time to time, (iii) the provisions of the Declaration of Trust and the By-Laws of the Trust, as each shall be amended from time to time and (iv) an other applicable provisions of state and federal law.

Subject to the direction and control of the Trust, DHCM shall supervise the Trust’s business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other parties under agreement with the Trust, DHCM shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, (iii) executive and administrative services, and (iv) fund accounting services as further described in Schedule C. DHCM shall supervise the preparation of (i) tax returns, (ii) reports to the shareholders of the Fund, (iii) reports to and filings with the U.S. Securities and Exchange Commission (the “SEC”), state securities commissions and Blue

Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust’s registration statement, and (iv) necessary materials for the Trust if so elected by the Board of Trustees. Executive and administrative services include, but are not limited to, the coordination of all third parties furnishing services to the Trust, review of the books and records of the Trust maintained by such third parties, and the review and submission to the officers of the Trust for their approval, of invoices or other requests of payment of Trust expenses; and such other action with respect to the Trust as may be necessary in the opinion of DHCM to perform its duties hereunder.

    3.    Transfer Agency. DHCM shall perform all such transfer agency services and duties as are customary and necessary in the industry, including but not limited to services further described in Schedule D.

    4.    Allocation of Charges and Expenses. DHCM will pay all operating expenses of the Trust not specifically assumed by the Trust, including without limitation the compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Trust, unless the Trust otherwise agrees to pay; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Trust in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by a Fund in connection with the organization and initial registration of shares of that Fund; insurance expenses; fees and expenses of the transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (excluding fees and expenses payable to DHCM under this Agreement), accounting and pricing services agent and principal underwriter of the Trust; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost printing or preparing any documents, statements or reports to shareholders, unless otherwise noted; and all other operating expenses not specifically assumed by the Trust.

    The Trust will be directly responsible for payment of the fees and expenses of the custodian, all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), expenses related to conducting shareholders’ meetings and proxy solicitations (including the preparation and delivery of proxy materials), and such extraordinary or non-recurring expenses as may arise, including litigation to which a Fund or the Trust may be a party and indemnification of the Trust's trustees and officers with respect thereto. The Trust will also pay the fees paid pursuant to its Investment Management Agreement between DHCM and the Trust, and all expenses which it is authorized to pay pursuant the Distribution and Servicing Plan. DHCM may obtain reimbursement from the Fund, at such time or times as DHCM may determine in its sole discretion, for any of the expenses advanced by DHCM, which the Trust is obligated to pay, and such reimbursement shall not be considered to be part of DHCM’s compensation pursuant to this Agreement.

    5.    Record Keeping and Other Information. DHCM shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by DHCM for the periods and in the places required by Rule 31a-2 under the Act.

    6.    Audit, Inspection and Visitation. DHCM shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

    7.    Compensation. For the performance of DHCM's obligations under this Agreement, the Fund shall pay DHCM a fee as set forth on Schedule B attached hereto, as each schedule may be amended from time to time, on the first business day following the end of each month.

    The average value of the daily net assets of the different classes of shares of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of a Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of a Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, DHCM’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month).

    8.    Limitation of Liability. DHCM may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither DHCM nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof (collectively, the "DHCM Employees") shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of DHCM under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of DHCM under this Agreement. Any person, even though also a director, officer, employee, shareholder or agent of DHCM, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with DHCM's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of DHCM, even though paid by it.

    9.    Indemnification of DHCM. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the Act, the Trust shall indemnify DHCM and each DHCM Employee (hereinafter collectively referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as the administrator for the Trust or as a DHCM Employee, or, thereafter, by reason of being or having been the administrator for the Trust or a DHCM Employee, including but not limited to liabilities arising due to any misrepresentation or misstatement in the Trust's prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust. In no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such Covered Person.

    10.    Services for Others. Nothing in this Agreement shall prevent DHCM or any affiliated person of DHCM from providing services for any other person, firm or corporation, including other investment companies; provided, however, that DHCM expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

    11.    Compliance with the Act. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require DHCM to perform any services pursuant to this Agreement for any series of the Trust which services could cause DHCM to be deemed an "investment adviser" of the Fund within the meaning of Section 2(a)(20) of the Act or to supersede or contravene the Prospectus or Statement of Additional Information of any series of the Trust or any provisions of the Act and the rules thereunder.

    12.    Renewal and Termination. This Agreement shall become effective on the date first above written and shall remain in force until August 31, 2025, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or DHCM and by a vote of a majority of the Board of Trustees. This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days' written notice to the other party. Upon the termination of this Agreement, the Trust shall pay DHCM such compensation as may be payable for the period prior to the effective date of such termination.

    13.    Limitation of Liability to Trust Property. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Trust’s declaration of trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust. A copy of the Trust’s certificate of trust is on file with the Secretary of the State of Delaware.

14.    Privacy. DHCM acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws, and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  DHCM agrees: (i) not to disclose or use such information except as required to carry out DHCM's duties under this Agreement or as otherwise permitted by the Privacy Laws in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

    15.    Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                            Diamond Hill Securitized Credit Fund

                            By: ___________________________
                             Jo Ann Quinif
                            Its: President

                            Diamond Hill Capital Management, Inc.

                            By: ____________________________
                             Thomas E. Line
                            Its: Chief Financial Officer

Schedule B
to Administrative and Transfer Agency Services Agreement
between
Diamond Hill Securitized Credit Fund
and
Diamond Hill Capital Management, Inc.
dated
August 21, 2024

The Diamond Hill Securitized Credit Fund shall pay DHCM a fee at an annual rate as stated in the table below of the average daily net assets of the respective class of the Fund.

Class A	Class I	Class R

0.50%	0.50%	0.10%

The effective date of this Schedule B is August 21, 2024.

Diamond Hill Securitized Credit Fund        Diamond Hill Capital Management, Inc.

By: /s/Jo Ann Quinif                    By: /s/Thomas E. Line
Jo Ann Quinif                        Thomas E. Line
President                        Chief Financial Officer

Schedule C
Fund Accounting Services

DHCM shall provide the services listed on this Schedule C to the Trust, subject to the terms and conditions of the Agreement (including the Schedules).

I.    Services

1.    Record Maintenance

Maintain the following books and records of the Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.
(b)General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.
(c)Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.
(d)A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
2.    Accounting Services

Perform the following accounting services for the Fund:

(a)Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.
(b)Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust or a Fund (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Trist, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Trust or other designee, as approved by the Board.

(c)Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.
(d)Verify and reconcile with the Trust’s custodian all daily trade activity.
(e)Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).
(f)Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.
(g)Determine and report unrealized appreciation and depreciation on securities.
(h)Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.
(i)Update fund accounting system to reflect rate changes, as received from the Trust or a third party vendor, on variable interest rate instruments.
(j)Post Fund transactions to appropriate categories.
(k)Accrue expenses of each Fund according to instructions received from the Trust, and submit changes to accruals and expense items to authorized officers of the Trust for review and approval.
(l)Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.
(m)Provide accounting reports in connection with the Trust’s regular annual audit, and other audits and examinations by regulatory agencies.
(n)Provide such periodic reports as the parties shall agree upon.
(o)Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Valuation Procedures.
(p)Provide web based access to fund accounting reporting systems.

3.    Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for the Fund:

(a)Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:
(i)Unaudited Statement of Assets and Liabilities,
(ii)Unaudited Statement of Operations,
(iii)Unaudited Statement of Changes in Net Assets, and
(iv)Unaudited Condensed Financial Information

(b)Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):
(i)federal and state income tax returns and federal excise tax returns;
(ii)the Trust’s semi-annual reports with the SEC on Form N-CSR;
(iii)the Trust’s schedules of investments for filing with the SEC on Form N-PORT;
(iv)the Trust’s annual and semi-annual shareholder reports and quarterly Board meetings
(v)registration statements on Form N-2 and other filings relating to the registration of shares;
(vi)reports related to DHCM or its designee’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
(vii)annual audit by the Trust’s auditors;
(viii)examinations performed by the SEC; and
(ix)proxy statements and other Shareholder communications.

(c)Calculate turnover and expense ratio.
(d)Prepare schedule of Capital Gains and Losses.
(e)Provide daily cash report.
(f)Maintain and report security positions and transactions in accounting system.
(g)Prepare Broker Commission Report.
(h)Monitor expense limitations.
(i)Maintain list of failed trades.
(j)Provide unrealized gain/loss report.

Schedule D
Transfer Agency Services

I.    Services

DHCM shall provide the services listed on this Schedule D to the Trust, subject to the terms and conditions of the Agreement (including the Schedules).

1.Shareholder Transactions
(a)Process shareholder purchase and redemption orders.
(b)Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.
(c)Issue confirmations for purchases, redemptions and other confirmable transactions.
(d)Issue periodic statements for shareholders.
(e)Process transfers and exchanges.
(f)Process dividend payments, including the purchase of new shares, through dividend reimbursement.
(g)Where applicable, process redemption fee as stated in the Fund Prospectus.
(h)Provide personnel to respond to telephone inquiries from dealers, shareholders and prospective shareholders. Provide assistance to sales representatives with establishing accounts.
(i)Research/resolve account documentation issues
(j)Assist with shareholder and tax form questions
(k)Provide 24 hour voice-response system.

1.Recordkeeping

(a)Post shareholder transactions to recordkeeping system
(b)Balance daily transaction activity
(c)Gain/loss tracking and billing
(d)Fund NAV processing
(e)Manage daily ACH transmissions
(f)Image inbound mail/fax documentation
(g)Reconcile Demand Deposit Accounts
(h)Process NSCC activity, support full NCSS networking
(i)Complete cash settlement between Trust, custodians, NSCC and shareholders
(j)Track and report sales activity
(k)Communicate/coordinate fund corporate action events

(l)Monitor/report suspicious activity (SAR filings)
(m)Monitor/report OFAC compliance
(n)Provide services for compliance filings (TA-1, TA-2, 17AD 13/15/16, etc.)
(o)Monitor cash equivalents and provide reporting on IRS Form 8300

2.Shareholder Information Services
(a)Produce detailed history of transactions through duplicate or special order statements upon request.
(b)Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.Compliance Reporting
(a)Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.
(b)Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.
(c)Issue tax withholding reports to the Internal Revenue Service.

4.Dealer/Load Processing
(a)Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.
(b)Calculate/distribute fees due under distribution and servicing plans for distribution and marketing expenses at the direction of the Client or the Fund’s distributor.
(c)Provide for payment of commission on direct shareholder purchases in a load fund.

5.Shareholder Account Maintenance
(a)Maintain all shareholder records for each account in the Trust.
(b)Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.
(c)Record shareholder account information changes.
(d)Maintain account documentation files for each shareholder.
(e)Handle shareholder correspondence including complaints. The process for handling complaints shall be mutually agreed upon by the Trust, DHCM and the Trust’s distributor.
6.System Access
Provide the Trust with on-line access to shareholder information, including transactions, account balances and other account information.

7.Blue Sky Services

(a)    Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as required in order to comply with Federal and state securities laws) to register the shares of the Fund (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of their Shares pursuant to Service Provider’s state registration, renewal and sales reporting Rule 38a-1 Compliance Procedures, which shall be made available to the Trust upon request.
(b)    The Trust shall be responsible for identifying to DHCM in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.
(c)    After receipt of funds from the Trust, make payments on behalf of the Trust for all filing fees.
(d) Coordinate and address all blue sky inquiries from states related to DHCM’s Services.

9.    Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Trust:

(a)Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.
(b)Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.
(c)Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.
(d)Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available to the Trust, the individual appointed as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), the Trust’s auditors and regulatory or law enforcement authorities.
(e)Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.